Exhibit 99.1

Caesars Resort Collection, LLC
Quarterly Report For the Three and Six Months Ended June 30, 2019

CAESARS RESORT COLLECTION, LLC

PART I—FINANCIAL INFORMATION
Item 1. Unaudited Financial Statements
CAESARS RESORT COLLECTION, LLC
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

(In millions)	June 30, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents ($68 and $19 attributable to our VIEs)	$404	$322
Restricted cash	19	12
Receivables, net ($12 and $14 attributable to our VIEs)	160	145
Due from affiliates, net ($86 and $138 attributable to our VIEs)	86	138
Prepayments and other current assets ($63 and $40 attributable to our VIEs)	128	98
Inventories	12	15
Total current assets	809	730
Property and equipment, net ($145 and $129 attributable to our VIEs)	7,508	7,412
Goodwill	1,887	1,887
Intangible assets other than goodwill	1,612	1,643
Restricted cash	—	5
Deferred income taxes	4	4
Prepaid management fees to related parties	138	144
Deferred charges and other assets ($30 and $18 attributable to our VIEs)	200	96
Total assets	$12,158	$11,921

Liabilities and Member's Equity
Current liabilities
Accounts payable ($55 and $78 attributable to our VIEs)	$211	$253
Due to affiliates, net ($40 and $1 attributable to our VIEs)	44	4
Accrued expenses and other current liabilities ($147 and $172 attributable to our VIEs)	651	585
Interest payable	27	26
Contract liabilities ($75 and $69 attributable to our VIEs)	137	118
Current portion of financing obligations	12	11
Current portion of long-term debt	47	147
Total current liabilities	1,129	1,144
Financing obligations	1,102	1,108
Long-term debt	6,193	6,210
Long-term debt to related party ($15 and $15 attributable to our VIEs)	15	15
Deferred income taxes	623	627
Deferred credits and other liabilities ($11 and $7 attributable to our VIEs)	306	156
Total liabilities	9,368	9,260
Commitments and contingencies (Note 7)
Member’s equity
CRC member’s equity	2,771	2,632
Noncontrolling interests	19	29
Total member’s equity	2,790	2,661
Total liabilities and member’s equity	$12,158	$11,921

See accompanying Notes to Consolidated Condensed Financial Statements.

CAESARS RESORT COLLECTION, LLC
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2019	2018	2019	2018
Revenues
Casino	$461	$337	$899	$667
Food and beverage	208	196	414	390
Rooms	262	246	513	483
Other revenue	136	152	249	269
Net revenues	1,067	931	2,075	1,809
Operating expenses
Direct
Casino	252	173	490	348
Food and beverage	139	130	272	258
Rooms	79	77	156	152
Property, general, administrative, and other	234	230	465	441
Management fees to related parties	10	10	21	20
Depreciation and amortization	100	92	206	195
Corporate expense	25	32	54	65
Other operating costs	9	22	21	74
Total operating expenses	848	766	1,685	1,553
Income from operations	219	165	390	256
Interest expense	(104)	(101)	(210)	(198)
Other income	—	3	1	6
Income before income taxes	115	67	181	64
Income tax benefit/(provision)	(27)	18	(45)	19
Net income	$88	$85	$136	$83

Comprehensive income
Change in fair market value of interest rate swaps, net of tax	$(35)	$9	$(52)	$13
Other comprehensive income/(loss), net of income taxes	(35)	9	(52)	13
Comprehensive income	$53	$94	$84	$96

See accompanying Notes to Consolidated Condensed Financial Statements.

CAESARS RESORT COLLECTION, LLC
CONSOLIDATED CONDENSED STATEMENTS OF MEMBER’S EQUITY
(UNAUDITED)

	CRC Member’s Equity
(In millions)	Contributed Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total CRC Member’s Equity	Noncontrolling Interests	Total Member’s Equity
Balance as of December 31, 2018	$4,028	$(1,383)	$(13)	$2,632	$29	$2,661
Net income	—	48	—	48	—	48
Income tax-related contributions by parent	16	—	—	16	—	16
Other comprehensive loss, net of tax	—	—	(17)	(17)	—	(17)
Stock-based compensation and other	8	—	—	8	—	8
Change in noncontrolling interest, net of distributions and contributions	—	—	—	—	(5)	(5)
Balance as of March 31, 2019	4,052	(1,335)	(30)	2,687	24	2,711
Net income	—	88	—	88	—	88
Income tax-related contributions by parent	22	—	—	22	—	22
Other comprehensive loss, net of tax	—	—	(35)	(35)	—	(35)
Stock-based compensation and other	9	—	—	9	—	9
Change in noncontrolling interest, net of distributions and contributions	—	—	—	—	(5)	(5)
Balance as of June 30, 2019	$4,083	$(1,247)	$(65)	$2,771	$19	$2,790

See accompanying Notes to Consolidated Condensed Financial Statements.

CAESARS RESORT COLLECTION, LLC
CONSOLIDATED CONDENSED STATEMENTS OF MEMBER’S EQUITY
(UNAUDITED)

	CRC Member’s Equity
(In millions)	Contributed Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total CRC Member’s Equity	Noncontrolling Interests	Total Member’s Equity
Balance as of December 31, 2017	$3,850	$(1,672)	$—	$2,178	$43	$2,221
Net loss	—	(2)	—	(2)	—	(2)
Other comprehensive income, net of tax	—	—	5	5	—	5
Stock-based compensation and other	7	—	—	7	—	7
Change in noncontrolling interest, net of distributions and contributions	—	—	—	—	(3)	(3)
Balance as of March 31, 2018	3,857	(1,674)	5	2,188	40	2,228
Net income	—	85	—	85	—	85
Income tax-related contributions by parent	14	—	—	14	—	14
Other comprehensive income, net of tax	—	—	8	8	—	8
Stock-based compensation and other	11	—	—	11	—	11
Change in noncontrolling interest, net of distributions and contributions	—	—	—	—	(3)	(3)
Balance as of June 30, 2018	$3,882	$(1,589)	$13	$2,306	$37	$2,343

See accompanying Notes to Consolidated Condensed Financial Statements.

CAESARS RESORT COLLECTION, LLC
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
(In millions)	2019	2018
Cash flows provided by operating activities	$540	$416
Cash flows from investing activities
Acquisitions of property and equipment, net of change in related payables	(327)	(135)
Proceeds from sale of asset	—	2
Payments to acquire investments	—	(7)
Cash flows used in investing activities	(327)	(140)
Cash flows from financing activities
Proceeds from long-term debt to related party	—	15
Repayments of long-term debt and revolving credit facility	(124)	(24)
Financing obligation payments	(5)	(5)
Debt issuance and extension costs and fees	—	(4)
Cash flows used in financing activities	(129)	(18)
Net increase in cash, cash equivalents, and restricted cash	84	258
Cash, cash equivalents, and restricted cash, beginning of period	339	1,051
Cash, cash equivalents, and restricted cash, end of period	$423	$1,309

Supplemental Cash Flow Information:
Cash paid for interest	$209	$197
Cash refunded for income taxes	(4)	—
Non-cash investing and financing activities:
Change in accrued capital expenditures	(38)	12
Contribution from parent in settlement of taxes	38	14

See accompanying Notes to Consolidated Condensed Financial Statements.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

In this report, the name “CRC LLC” refers to the parent holding company, Caesars Resort Collection, LLC, exclusive of its consolidated subsidiaries and variable interest entities, unless otherwise stated or the context otherwise requires. The words “CRC,” “Company,” “we,” “our,” and “us” refer to Caesars Resort Collection, LLC, inclusive of its consolidated subsidiaries and variable interest entities, unless otherwise stated or the context otherwise requires.
This Quarterly Report should be read in conjunction with our Annual Report For the Fiscal Year Ended December 31, 2018 (“2018 Annual Report”). Capitalized terms used but not defined in this Quarterly Report have the same meanings as in the 2018 Annual Report.
We also refer to (i) our Consolidated Condensed Financial Statements as our “Financial Statements,” (ii) our Consolidated Condensed Balance Sheets as our “Balance Sheets,” (iii) our Consolidated Condensed Statements of Operations and Comprehensive Income as our “Statements of Operations,” and (iv) our Consolidated Condensed Statements of Cash Flows as our “Statements of Cash Flows.”
Note 1 — Organization and Basis of Presentation and Consolidation
Organization
CRC LLC is wholly owned by Caesars Entertainment Corporation (“CEC,” “Caesars,” and “Caesars Entertainment”) and operates 13 properties, primarily in Las Vegas. CRC also owns The LINQ Promenade. Prior to CRC’s sale of Octavius Tower at Caesars Palace Las Vegas (“Octavius Tower”) to VICI Properties Inc. and/or its subsidiaries (collectively, “VICI”) on July 11, 2018, CRC owned Octavius Tower and leased it to VICI. We lease certain real property assets from VICI for Harrah’s Las Vegas.
We view each property as an operating segment and aggregate such properties into one reportable segment, which is consistent with how we manage the business.
Proposed Merger of Caesars Entertainment Corporation with Eldorado Resorts, Inc.
On June 24, 2019, Caesars, Eldorado Resorts, Inc., a Nevada corporation (“Eldorado”), and Colt Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Eldorado (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Caesars (the “Merger”), with Caesars surviving the Merger as a direct wholly owned subsidiary of Eldorado. The transaction is expected to close in the first half of 2020. In connection with the Merger, Eldorado will change its name to Caesars Entertainment, Inc., subject to stockholder approval.
The Merger Agreement contains customary representations and warranties by each of Caesars and Eldorado, and each party has agreed to customary covenants. Each of Eldorado’s and Caesars’ obligation to consummate the Merger is subject to the satisfaction or waiver of certain conditions, including among others, the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the receipt of required regulatory and stockholder approvals, conversion or certain amendments of, or another mutually agreed arrangement with respect to, Caesars’ 5.00% convertible senior notes maturing in 2024 (the “CEC Convertible Notes”), and other customary closing conditions.
The Merger Agreement also contains termination rights for each of Caesars and Eldorado under certain circumstances. If the Merger Agreement is terminated under certain circumstances, each of Caesars and Eldorado may be required to pay a termination fee as set forth in the Merger Agreement.
On June 24, 2019, VICI entered into a master transaction agreement (the “Master Transaction Agreement”) with Eldorado relating to certain transactions, all of which are conditioned upon completion of the Merger. The Master Transaction Agreement contemplates, among other transactions, VICI’s acquisition of all of the land and real estate assets associated with Harrah’s New Orleans, Harrah’s Laughlin and Harrah’s Atlantic City (or, under certain circumstances, if necessary, certain replacement properties specified in the Master Transaction Agreement). Conditions to VICI’s acquisition of the land and real estate assets associated with Harrah’s New Orleans include, among others, certain amendments to the Harrah’s New Orleans lease and the Harrah’s New Orleans casino operating contract. On June 7, 2019, the Governor of the State of Louisiana signed into effect legislation that would enable a 30-year extension of the Harrah’s New Orleans casino operating contract to 2054, subject to Caesars’ compliance with certain requirements, including (i) a capital investment of $325 million by 2024 to improve the facility, add new restaurants and construct a new hotel, (ii) one-time “upfront” payments to the City of New Orleans and State of Louisiana totaling $25 million, (iii) additional

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

one-time payments to the City of New Orleans and State of Louisiana totaling $40 million whether or not VICI exercises its call right to purchase the leasehold interest in Harrah’s New Orleans, (iv) an annual payment to the Louisiana Gaming Control Board of $3.4 million in support of health research, subject to changes in the consumer price index, (v) an annual license payment to the Louisiana Gaming Control Board of $3 million starting in April 2022, (vi) an annual payment to the City of New Orleans of $6 million paid in quarterly installments, subject to changes in the consumer price index, and (vii) an increase in Caesars’ minimum annual state gaming tax payments from $60 million to $65 million starting in April 2022.
Potential Divestitures
We are considering divestiture opportunities of non-strategic assets and properties. If the completion of a sale is more likely than not to occur, we may recognize impairment charges for certain of our properties to the extent current expected proceeds are below our carrying value and such impairments may be material.
Basis of Presentation and Use of Estimates
The Financial Statements include all revenues, costs, assets and liabilities directly attributable to us. The accompanying Financial Statements also include allocations of certain general corporate expenses of CEC. These allocations of general corporate expenses may not reflect the expense we would have incurred if we were a standalone company nor are they necessarily indicative of our future costs. Our transactions with CEC and its other subsidiaries and affiliated entities have been identified as transactions between related parties and are disclosed in Note 11.
Our Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) as applicable for interim periods, and therefore, do not include all information and footnotes necessary for complete financial statements. The results for the interim periods reflect all adjustments (consisting primarily of normal recurring adjustments) that management considers necessary for a fair presentation of financial position, results of operations, and cash flows. The results of operations for our interim periods are not necessarily indicative of the results of operations that may be achieved for the entire 2019 fiscal year.
GAAP requires the use of estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and the disclosure of contingent assets and liabilities. Management believes the accounting estimates are appropriate and reasonably determined. Actual amounts could differ from those estimates.
In order to conform to the current year’s presentation, for the three and six months ended June 30, 2018, $5 million and $9 million, respectively, were reclassified from Direct operating expenses to Property, general, administrative, and other on our Statements of Operations with no effect on Net income.
Cash, Cash Equivalents, and Restricted Cash
The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported on the Balance Sheets that sum to amounts reported on the Statements of Cash Flows.

(In millions)	June 30, 2019	December 31, 2018
Cash and cash equivalents	$404	$322
Restricted cash, current	19	12
Restricted cash, non-current	—	5
Total cash, cash equivalents, and restricted cash	$423	$339
Consolidation of Subsidiaries and Variable Interest Entities
Our consolidated financial statements include the accounts of CRC and its subsidiaries after elimination of all intercompany accounts and transactions.
We consolidate all subsidiaries in which we have a controlling financial interest and variable interest entities (“VIEs”) for which we or one of our consolidated subsidiaries is the primary beneficiary. Control generally equates to ownership percentage, whereby (i) affiliates that are more than 50% owned are consolidated; (ii) investments in affiliates of 50% or less but greater than 20% are generally accounted for using the equity method where we have determined that we have significant influence over the entities; and (iii) investments in affiliates of 20% or less are generally accounted for using the cost method.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Subsequent Events
The Company completed its subsequent events review through August 6, 2019, the date on which the financial statements were available to be issued, and noted no items requiring disclosure.
Note 2 — Recently Issued Accounting Pronouncements
The Financial Accounting Standards Board (the “FASB”) issued the following authoritative guidance amending the FASB Accounting Standards Codification (“ASC”).
In 2019, we adopted Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842), and all related amendments (see Note 6). Additionally, we adopted ASU 2018-02, Income Statement—Reporting Comprehensive Income (Topic 220) (see Note 10).
The following ASUs were not effective as of June 30, 2019:
Previously Disclosed
Collaborative Arrangements - ASU 2018-18: Amended guidance makes targeted improvements to GAAP for collaborative arrangements including: (i) clarifying that certain transactions between collaborative arrangement participants should be accounted for as revenue under ASC 606 when the collaborative arrangement participant is a customer in the context of a unit of account, (ii) adding unit-of-account guidance in ASC 808 to align with the guidance in ASC 606 (that is, a distinct good or service) when an entity is assessing whether the collaborative arrangement or a part of the arrangement is within the scope of ASC 606, and (iii) requiring that in a transaction with a collaborative arrangement participant that is not directly related to sales to third parties, presenting the transaction together with revenue recognized under ASC 606 is precluded if the collaborative arrangement participant is not a customer. The amendments in this update are effective for nonpublic entities for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early adoption is permitted. The amendments should be applied retrospectively to the date of initial application of ASC 606. An entity may elect to apply the amendments in this ASU retrospectively either to all contracts or only to contracts that are not completed at the date of initial application of ASC 606. An entity should disclose its election. An entity may elect to apply the practical expedient for contract modifications that is permitted for entities using the modified retrospective transition method in ASC 606. We are currently assessing the effect the adoption of this standard will have on our financial statements.
Intangibles - Goodwill and Other - Internal-Use Software - ASU 2018-15: Amended guidance aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The accounting for the service element of a hosting arrangement that is a service contract is not affected. The amendments in this update are effective for nonpublic entities for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. Early adoption is permitted. The amendments in this ASU should be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. We are currently assessing the effect the adoption of this standard will have on our financial statements.
Fair Value Measurement - ASU 2018-13: Amended guidance modifies fair value measurement disclosure requirements including (i) removing certain disclosure requirements such as the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, (ii) modifying certain disclosure requirements such as the nonpublic entity requirement to disclose transfers into and out of Level 3 of the fair value hierarchy, and (iii) adding certain disclosure requirements such as changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period. The amendments in this update are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. We are currently assessing the effect the adoption of this standard will have on our financial statements.
Financial Instruments - Credit Losses - ASU 2016-13 (amended through May 2019): Amended guidance replaces the incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. Amendments affect entities holding financial assets and net investments in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities,

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

trade receivables, net investments in leases, off-balance-sheet credit exposures, reinsurance receivables and any other financial assets not excluded from the scope that have the contractual right to receive cash. Amendments are effective for nonpublic entities for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early adoption is permitted. An entity will apply the amendments in this ASU through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified-retrospective approach). A prospective transition approach is required for debt securities for which an other-than-temporary impairment had been recognized before the effective date. The effect of a prospective transition approach is to maintain the same amortized cost basis before and after the effective date of this ASU. We are currently assessing the effect the adoption of this standard will have on our financial statements.
Note 3 — Property and Equipment

(In millions)	June 30, 2019	December 31, 2018
Land	$3,561	$3,561
Buildings and leasehold and land improvements	4,744	4,631
Furniture, fixtures, and equipment	1,132	1,051
Construction in progress	348	264
Total property and equipment	9,785	9,507
Less: accumulated depreciation	(2,277)	(2,095)
Total property and equipment, net	$7,508	$7,412

Our property and equipment is subject to various operating leases for which we are the lessor. We lease our property and equipment related to our hotel rooms, convention space and retail space through various short-term and long-term operating leases. See Note 6 for further discussion of our leases.
Depreciation Expense and Capitalized Interest

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2019	2018	2019	2018
Depreciation expense	$84	$78	$175	$167
Capitalized interest	6	1	11	3

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Note 4 — Goodwill and Other Intangible Assets
Changes in Carrying Value of Goodwill and Other Intangible Assets

	Amortizing Intangible Assets	Non-Amortizing Intangible Assets
(In millions)		Goodwill	Other
Balance as of December 31, 2018	$216	$1,887	$1,427
Amortization	(31)	—	—
Balance as of June 30, 2019	$185	$1,887	$1,427

Gross Carrying Value and Accumulated Amortization of Intangible Assets Other Than Goodwill

	June 30, 2019				December 31, 2018
(Dollars in millions)	Weighted Average Remaining Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizing intangible assets
Trade names and trademarks	1.5	$14	$(5)	$9	$14	$(3)	$11
Customer relationships	2.7	934	(772)	162	934	(745)	189
Contract rights	5.5	3	(2)	1	3	(2)	1
Gaming rights and other	5.0	43	(30)	13	43	(28)	15
		$994	$(809)	185	$994	$(778)	216
Non-amortizing intangible assets
Trademarks				37			37
Gaming rights				1,390			1,390
				1,427			1,427
Total intangible assets other than goodwill				$1,612			$1,643

Note 5 — Fair Value Measurements
Items Measured at Fair Value on a Recurring Basis
The following table shows the fair value of our financial assets and financial liabilities that are required to be measured at fair value as of the date shown:
Estimated Fair Value

(In millions)	Balance	Level 1	Level 2	Level 3
June 30, 2019
Liability - Interest rate swap derivatives	$77	$—	$77	$—

December 31, 2018
Asset - Interest rate swap derivatives	$6	$—	$6	$—
Liability - Interest rate swap derivatives	22	—	22	—

Derivative Instruments
We do not purchase or hold any derivative financial instruments for trading purposes.
Interest Rate Swap Derivatives
We use interest rate swaps to manage the mix of our debt between fixed and variable rate instruments. As of June 30, 2019, we

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

have entered into a total of ten interest rate swap agreements for notional amounts totaling $3.0 billion to fix the interest rate on variable rate debt. The interest rate swaps are designated as cash flow hedging instruments.
The major terms of the interest rate swap agreements as of June 30, 2019 are as follows:

Effective Date	Notional Amount (In millions)	Fixed Rate Paid	Variable Rate Received as of June 30, 2019	Maturity Date
12/31/2018	250	2.274%	2.439%	12/31/2022
12/31/2018	200	2.828%	2.439%	12/31/2022
12/31/2018	600	2.739%	2.439%	12/31/2022
1/1/2019	250	2.153%	2.439%	12/31/2020
1/1/2019	250	2.196%	2.439%	12/31/2021
1/1/2019	400	2.788%	2.439%	12/31/2021
1/1/2019	200	2.828%	2.439%	12/31/2022
1/2/2019	250	2.172%	2.439%	12/31/2020
1/2/2019	200	2.731%	2.439%	12/31/2020
1/2/2019	400	2.707%	2.439%	12/31/2021
Valuation Methodology
The estimated fair values of our interest rate swap derivative instruments are derived from market prices obtained from dealer quotes for similar, but not identical, assets or liabilities. Such quotes represent the estimated amounts we would receive or pay to terminate the contracts. The interest rate swap derivative instruments are included in either Deferred charges and other assets or Deferred credits and other liabilities on our Balance Sheets. Our derivatives are recorded at their fair values, adjusted for the credit rating of the counterparty if the derivative is an asset, or adjusted for the credit rating of the Company if the derivative is a liability. None of our derivative instruments are offset and all were classified as Level 2.
Financial Statement Impact
The effect of derivative instruments designated as hedging instruments on the Balance Sheet for amounts transferred into Accumulated other comprehensive income/(loss) (“AOCI”) before tax was a loss of $40 million and $61 million during the three and six months ended June 30, 2019, respectively, and a gain of $12 million and $17 million during the three and six months ended June 30, 2018, respectively. The effect of derivative instruments reclassified from AOCI to Interest expense on the Statements of Operations was $1 million for each of the three and six months ended June 30, 2019, respectively, and zero for each of the three and six months ended June 30, 2018. The estimated amount of existing losses that are reported in AOCI at the reporting date that are expected to be reclassified into earnings within the next 12 months is approximately $22 million.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Accumulated Other Comprehensive Income/(Loss)
The changes in AOCI by component, net of tax, for the three and six months ended June 30, 2019 and 2018 are shown below.

(In millions)	Unrealized Net Gains/(Losses) on Derivative Instruments	Other	Total
Balances as of December 31, 2017	$—	$—	$—
Other comprehensive income before reclassifications	4	1	5
Total other comprehensive income, net of tax	4	1	5
Balances as of March 31, 2018	$4	$1	$5
Other comprehensive income before reclassifications	9	(1)	8
Total other comprehensive income, net of tax	9	(1)	8
Balances as of June 30, 2018	$13	$—	$13

Balances as of December 31, 2018	$(13)	$—	$(13)
Other comprehensive loss before reclassifications	(17)	—	(17)
Total other comprehensive loss, net of tax	(17)	—	(17)
Balances as of March 31, 2019	$(30)	$—	$(30)
Other comprehensive loss before reclassifications	(36)	—	(36)
Amounts reclassified from accumulated other comprehensive loss	1	—	1
Total other comprehensive loss, net of tax	(35)	—	(35)
Balances as of June 30, 2019	$(65)	$—	$(65)

Note 6 — Leases
Adoption of New Lease Accounting Standard
In February 2016, the FASB issued a new standard related to leases, ASU 2016-02, Leases (Topic 842) (“ASC 842”). We adopted the standard effective January 1, 2019, using the retrospective approach applied as of the beginning of the period of adoption. The Company elected to utilize the transition guidance within the new standard that permits us to (i) continue to report under legacy lease accounting guidance for comparative periods consistent with previously issued financial statements; and (ii) carryforward our prior conclusions about lease identification, lease classification, and initial direct costs. The most significant effects of adopting the new standard relate to the recognition of right-of-use (“ROU”) assets and liabilities for leases classified as operating leases when the Company is the lessee in the arrangement. Adopting the new standard did not affect our accounting related to leases when the Company is the lessor in the arrangement.
We assess whether an arrangement is or contains a lease at the inception of the agreement. ROU assets represent our right to use an underlying asset for the lease term, and lease liabilities represent our obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term using our incremental borrowing rate, which is consistent with interest rates of similar financing arrangements based on the information available at the commencement date. Upon adoption, our ROU assets were also adjusted to include any prepaid lease payments and were reduced by any previously accrued lease liabilities. The terms of our leases used to determine the ROU asset and lease liability take into account options to extend when it is reasonably certain that we will exercise those options. Lease expense is recognized on a straight-line basis over the lease term. Additionally, we have elected the short-term lease measurement and recognition exemption and do not establish ROU assets or lease liabilities for operating leases with terms of 12 months or less.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Effect of Adopting New Lease Standard - January 1, 2019 Balance Sheet

(In millions)	Prior to Adoption	Effect of Adoption (1)	Post Adoption
Deferred charges and other assets	$96	$113	$209
Accrued expenses and other current liabilities	585	14	599
Deferred credits and other liabilities	156	99	255
____________________

(1)	Operating leases previously considered as off-balance sheet obligations are now recognized as operating lease liabilities with corresponding ROU assets.
Lessee Arrangements
Operating Leases
We lease real estate and equipment used in our operations from third parties. As of June 30, 2019, the remaining term of our operating leases ranged from 1 to 9 years with various automatic extensions. In addition to minimum rental commitments, certain of our operating leases provide for contingent rentals based on a percentage of revenues in excess of specified amounts.
The following are additional details related to leases recorded on our Balance Sheet as of June 30, 2019:

(In millions)	Balance Sheet Classification	June 30, 2019
Assets
Operating lease ROU assets (1)	Deferred charges and other assets	$108
Liabilities
Current operating lease liabilities (1)	Accrued expenses and other current liabilities	12
Non-current operating lease liabilities (1)	Deferred credits and other liabilities	96
____________________

(1)	As noted above, we have elected the short-term lease measurement and recognition exemption and do not establish ROU assets or liabilities for operating leases with terms of 12 months or less.
Maturity of Lease Liabilities as of June 30, 2019

(In millions)	Operating Leases
Remaining 2019	$10
2020	20
2021	20
2022	16
2023	15
Thereafter	68
Total	149
Less: present value discount	(41)
Lease liability	$108
Lease Costs

(In millions)	Three Months Ended	Six Months Ended
	June 30, 2019
Operating lease expense	$3	$10
Short-term lease expense	18	28
Variable lease expense	4	4
Total lease costs	$25	$42

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Other Information

(In millions)	Six Months Ended June 30, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	$10
Weighted-Average Details

June 30, 2019
Weighted-average remaining lease term (in years)	8.4
Weighted-average discount rate	7.8%
Finance Leases
We have finance leases for certain equipment. As of June 30, 2019, our finance leases had remaining lease terms of up to 3 years, some of which include options to extend the lease terms in one month increments. Our finance lease ROU assets and liabilities were immaterial to our Financial Statements as of June 30, 2019.
Failed Sale-Leaseback Financing Obligations
We lease certain real estate assets of Harrah’s Las Vegas from VICI (the “HLV Lease”). The HLV Lease provides for annual fixed rent (subject to escalation) of $87 million during an initial period, then rent consisting of both base rent and variable percentage rent elements, and has a 15-year initial term and four five-year renewal options, subject to certain restrictions. The HLV Lease includes escalation provisions beginning in year two of the initial term and continuing through the renewal terms. The HLV Lease also includes provisions for contingent rental payments calculated, in part, based on increases or decreases of net revenue of the underlying lease properties, commencing in year eight of the initial term and continuing through the renewal terms.
The HLV Lease was evaluated as a sale-leaseback of real estate. We determined that this transaction did not qualify for sale-leaseback accounting, and we have accounted for the transaction as a financing.
For a failed sale-leaseback transaction, we continue to reflect the real estate assets on our Balance Sheets in Property and equipment, net as if we were the legal owner, and we continue to recognize depreciation expense over the estimated useful lives. We do not recognize rent expense related to the HLV Lease, but we have recorded a liability for the failed sale-leaseback obligations and the majority of the periodic lease payments are recognized as interest expense in the Statements of Operations.
Annual Estimated Failed Sale-Leaseback Financing Obligation Service Requirements as of June 30, 2019

	Remaining	Years Ended December 31,
(In millions)	2019	2020	2021	2022	2023	Thereafter	Total
Financing obligations - principal	$5	$13	$15	$17	$20	$725	$795
Financing obligations - interest	38	76	75	74	73	1,705	2,041
Total financing obligation payments (1)	$43	$89	$90	$91	$93	$2,430	$2,836
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(1)
Financing obligation principal and interest payments are estimated amounts based on the future minimum lease payments and certain estimates based on contingent rental payments. Actual payments may differ from the estimates.

Lessor Arrangements
Lodging Arrangements
Lodging arrangements are considered short-term and generally consist of lease and nonlease components. The lease component is the predominant component of the arrangement and consists of the fees charged for lodging. The nonlease components primarily consist of resort fees and other miscellaneous items. As the timing and pattern of transfer of both the lease and nonlease components are over the course of the lease term, we have elected to combine the revenue generated from lease and nonlease components into a single lease component based on the predominant component in the arrangement. During the three and six months ended

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

June 30, 2019, we recognized approximately $262 million and $513 million, respectively, in lease revenue related to lodging arrangements, which is included in Rooms revenue in the Statement of Operations.
Conventions
Convention arrangements are considered short-term and generally consist of lease and nonlease components. The lease component is the predominant component of the arrangement and consists of fees charged for the use of meeting space. The nonlease components primarily consist of food and beverage and audio/visual services. Revenue from conventions is included in Food and beverage revenue in the Statement of Operations, and during the three and six months ended June 30, 2019, we recognized approximately $3 million and $9 million, respectively, in lease revenue related to conventions.
Real Estate Operating Leases
We enter into long-term real estate leasing arrangements with third-party lessees at our properties. As of June 30, 2019, the remaining terms of these operating leases ranged from 1 to 86 years, some of which include options to extend the lease term for up to 5 years. In addition to minimum rental commitments, certain of our operating leases provide for contingent rentals based on a percentage of revenues in excess of specified amounts. In addition, to maintain the value of our leased assets, certain leases include specific maintenance requirements of the lessees or maintenance is performed by the Company on behalf of the lessees.
Maturity of Lease Receivables as of June 30, 2019

(In millions)	Operating Leases
Remaining 2019	$21
2020	42
2021	38
2022	34
2023	30
Thereafter	329
Total	$494
Related Party Lease Arrangements
Refer to Note 11 for additional information on our related party lease arrangements.
Note 7 — Litigation, Contractual Commitments, and Contingent Liabilities
Litigation
The Company is party to ordinary and routine litigation incidental to our business. We do not expect the outcome of any such litigation to have a material effect on our consolidated financial position, results of operations, or cash flows, as we do not believe it is reasonably possible that we will incur material losses as a result of such litigation.
Contractual Commitments
During the six months ended June 30, 2019, we have not entered into any material contractual commitments outside of the ordinary course of business that have materially changed our contractual commitments as compared to December 31, 2018.
NV Energy
In September 2017, CEC filed its final notice to proceed with its plan to exit the fully bundled sales system of NV Energy for its Nevada properties and purchase energy, capacity, and/or ancillary services from a provider other than NV Energy. The transition to unbundle electric service was completed in the first quarter of 2018 (the “Cease-Use Date”). As a result of the decision to exit, an order from the Public Utilities Commission of Nevada required that we pay an aggregate exit fee of $33 million related to CRC’s properties, payable over three to six years. $23 million remained as an obligation at June 30, 2019 in Accrued expenses and other current liabilities and Deferred credits and other liabilities on the Balance Sheets.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

For six years following the Cease-Use Date, we will also be required to make ongoing payments to NV Energy for non-bypassable rate charges, which primarily relate to each entity’s share of NV Energy’s portfolio of above-market renewable energy contracts and the costs of decommissioning and remediation of coal-fired power plants. As of the effective date of the transition, the portion of these fees attributable to CRC was $24 million, which was accrued at its present value in the first quarter of 2018. As of both June 30, 2019 and December 31, 2018, $17 million remained as an obligation in Accrued expenses and other current liabilities and Deferred credits and other liabilities on the Balance Sheets. The amount will be adjusted in the future if actual fees incurred differ from our estimates.
Sports Sponsorship/Partnership Obligations
We have agreements with certain professional sports leagues and teams, sporting event facilities and sports television networks for tickets, suites, and advertising, marketing, promotional and sponsorship opportunities. As of June 30, 2019, obligations related to these agreements were $273 million with commitments extending through 2034.
Contingent Liabilities
Uncertainties
Since 2009, Harrah’s New Orleans has undergone audits by state and local departments of revenue related to sales taxes on hotel rooms, parking and entertainment complimentaries. The periods that have been or are currently being audited are 2004 through 2016. In connection with these audits, certain periods have been paid under protest or are currently in various stages of litigation. On July 2, 2019, the judge denied Harrah’s New Orleans’ motion for partial summary judgment and granted the Department of Revenue’s (the “Department”) partial motion for summary judgment, finding that Harrah’s New Orleans owes state sales taxes, as well as district and New Orleans occupancy taxes to the Department on all discounted or complimentary rooms furnished by Harrah’s New Orleans to patrons or guests at Harrah’s New Orleans hotel and certain third party hotels. $9.0 million has been paid under protest and is being held in escrow by the Department. Harrah’s New Orleans had accrued contingent liabilities of $10 million and $9 million, respectively, at June 30, 2019 and December 31, 2018. Harrah’s New Orleans intends to appeal the judgment. Should Harrah’s New Orleans lose their appeal, we estimate a range of additional possible loss of zero to $14.0 million.
Note 8 — Debt

		June 30, 2019			December 31, 2018
(Dollars in millions)	Final Maturity	Rates	Face Value	Book Value	Book Value
Secured debt
CRC Revolving Credit Facility	2022	variable (1)	$—	$—	$100
CRC Term Loan	2024	variable (2)	4,630	4,559	4,577
Unsecured debt
CRC Notes	2025	5.25%	1,700	1,669	1,668
Special Improvement District Bonds	2037	4.30%	12	12	12
Total debt			6,342	6,240	6,357
Current portion of long-term debt			(47)	(47)	(147)
Long-term debt			$6,295	$6,193	$6,210

Unamortized discounts and deferred finance charges				$102	$108
Fair value			$6,269
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(1)	London Interbank Offered Rate (“LIBOR”) plus 2.13%.

(2)	LIBOR plus 2.75%.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Annual Estimated Debt Service Requirements as of June 30, 2019

	Remaining 2019	Years Ended December 31,
(In millions)		2020	2021	2022	2023	Thereafter	Total
Annual maturities of long-term debt	$25	$47	$47	$47	$48	$6,128	$6,342
Estimated interest payments	170	330	320	310	290	400	1,820
Total debt service payments (1)	$195	$377	$367	$357	$338	$6,528	$8,162

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(1)
Debt principal payments are estimated amounts based on maturity dates and borrowings under our revolving credit facility, if any. Interest payments are estimated based on the forward-looking LIBOR curve and include the estimated impact of the ten interest rate swap agreements (see Note 5). Actual payments may differ from these estimates.

Current Portion of Long-Term Debt
The current portion of long-term debt as of June 30, 2019 and December 31, 2018 includes the principal payments on the term loan, other unsecured borrowings, and special improvement district bonds that are expected to be paid within 12 months.
Borrowings under the revolving credit facility are subject to the provisions of the credit facility agreement, which has a contractual maturity of greater than one year. Amounts borrowed under the revolving credit facility, if any, are intended to satisfy short-term liquidity needs and would be classified as current. As of June 30, 2019, $37 million of our revolving credit facility was committed to outstanding letters of credit.
Fair Value
The fair value of debt has been calculated primarily based on the borrowing rates available as of June 30, 2019 based on market quotes of our publicly traded debt. We classify the fair value of debt within Level 1 in the fair value hierarchy.
Terms of Outstanding Debt
Restrictive Covenants
The CRC Credit Agreement and the indenture related to the CRC Notes contain covenants which are standard and customary for these types of agreements. These include negative covenants, which, subject to certain exceptions and baskets, limit the Company’s ability to (among other items) incur additional indebtedness, make investments, make restricted payments, including dividends, grant liens, sell assets and make acquisitions.
The CRC Revolving Credit Facility includes a maximum first-priority net senior secured leverage ratio financial covenant of 6.35:1, which is applicable solely to the extent that certain testing conditions are satisfied.
Guarantees
The borrowings under the CRC Credit Agreement are guaranteed by the material, domestic, wholly owned subsidiaries of CRC (subject to exceptions) and substantially all of the applicable existing and future property and assets of CRC and its subsidiary guarantors serve as collateral for the borrowings.
The CRC Notes are guaranteed on a senior unsecured basis by each wholly owned, domestic subsidiary of CRC that is a subsidiary guarantor with respect to the CRC Senior Secured Credit Facilities.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Note 9 — Revenue Recognition
Disaggregation of Revenue by Region

	Three Months Ended June 30, 2019
(In millions)	Las Vegas	Other U.S.	Total
Casino	$218	$243	$461
Food and beverage (1)	158	50	208
Rooms (1)	221	41	262
Entertainment and other	84	21	105
Total contract revenues	681	355	1,036
Real estate leases (2)	30	1	31
Net revenues	$711	$356	$1,067
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(1)
As a result of the adoption of ASC 842, as of January 1, 2019, revenue generated from the lease components of lodging arrangements and conventions are no longer considered contract revenue under ASC 606, Revenue from Contracts with Customers. A portion of these balances relate to lease revenues under ASC 842. See Note 6 for further details.

(2)	Real estate leases revenue includes $11 million of variable rental income.

	Three Months Ended June 30, 2018
(In millions)	Las Vegas	Other U.S.	Total
Casino	$213	$124	$337
Food and beverage	152	44	196
Rooms	207	39	246
Entertainment and other	89	27	116
Total contract revenues	661	234	895
Other	35	1	36
Net revenues	$696	$235	$931

	Six Months Ended June 30, 2019
(In millions)	Las Vegas	Other U.S.	Total
Casino	$414	$485	$899
Food and beverage (1)	317	97	414
Rooms (1)	441	72	513
Entertainment and other	154	39	193
Total contract revenues	1,326	693	2,019
Real estate leases (2)	54	2	56
Net revenues	$1,380	$695	$2,075
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(1)
As a result of the adoption of ASC 842, as of January 1, 2019, revenue generated from the lease components of lodging arrangements and conventions are no longer considered contract revenue under ASC 606, Revenue from Contracts with Customers. A portion of these balances relate to lease revenues under ASC 842. See Note 6 for further details.

(2)	Real estate leases revenue includes $20 million of variable rental income.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

	Six Months Ended June 30, 2018
(In millions)	Las Vegas	Other U.S.	Total
Casino	$405	$262	$667
Food and beverage	304	86	390
Rooms	412	71	483
Entertainment and other	159	34	193
Total contract revenues	1,280	453	1,733
Other revenues	74	2	76
Net revenues	$1,354	$455	$1,809
Receivables

(In millions)	June 30, 2019	December 31, 2018
Casino	$45	$40
Food and beverage and rooms (1)	44	37
Entertainment and other	41	28
Contract receivables, net	130	105
Real estate leases	8	8
Other	22	32
Receivables, net	$160	$145
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(1)
As a result of the adoption of ASC 842, as of January 1, 2019, revenue generated from the lease components of lodging arrangements and conventions as well as their associated receivables are no longer considered contract revenue or contract receivables under ASC 606, Revenue from Contracts with Customers. A portion of this balance relates to lease receivables under ASC 842. See Note 6 for further details.

Contract Liabilities

(In millions)	Caesars Rewards	Customer Advance Deposits	Total
Balance as of March 31, 2019 (1)	$67	$69	$136
Amount recognized during the period (2)	(33)	(104)	(137)
Amount accrued during the period	37	104	141
Balance as of June 30, 2019 (3)	$71	$69	$140
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(1)	Includes lodging arrangement and convention contract liabilities accounted for under ASC 842. See Note 6 for further details.

(2)	Includes $10 million for Caesars Rewards and $7 million for Customer Advances recognized from the March 31, 2019 Contract liability balances.

(3)
$3 million included within Deferred credits and other liabilities as of June 30, 2019. Includes lodging arrangement and convention contract liabilities accounted for under ASC 842. See Note 6 for further details.

(In millions)	Caesars Rewards	Customer Advance Deposits	Total
Balance as of December 31, 2018 (1)	$66	$55	$121
Amount recognized during the period (2)	(65)	(208)	(273)
Amount accrued during the period	70	222	292
Balance as of June 30, 2019 (3)	$71	$69	$140
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(1)	$3 million included within Deferred credits and other liabilities as of December 31, 2018.

(2)	Includes $25 million for Caesars Rewards and $41 million for Customer Advances recognized from the December 31, 2018 Contract liability balances.

(3)
$3 million included within Deferred credits and other liabilities as of June 30, 2019. Includes lodging arrangement and convention contract liabilities accounted for under ASC 842. See Note 6 for further details.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

In addition, Contract liabilities related to Caesars Rewards was reduced by $3 million and $11 million, respectively, during the three and six months ended June 30, 2019 representing the revenue related to Reward Credits redeemed at Caesars-affiliated properties that are not consolidated with CRC (see Note 11).
Note 10 — Income Taxes
We have allocated U.S. taxes based upon the separate return method for CRC financial reporting purposes. Historically, we have treated U.S. taxes paid or refunds received by CEC for CRC as equity contributions or distributions. Although there is no formal tax sharing agreement in place between the CRC entities and CEC for U.S. income tax purposes, CRC may make payments to CEC or its subsidiaries for U.S. taxes that would have been paid if CRC was a standalone taxpayer.
Income Tax Allocation

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2019	2018	2019	2018
Income before income taxes	$115	$67	$181	$64
Income tax benefit/(provision)	$(27)	$18	$(45)	$19
Effective tax rate	23.5%	(26.9)%	24.9%	(29.7)%

We classify reserves for tax uncertainties within Deferred credits and other liabilities on the Balance Sheets separate from any related income tax payable, which is also reported within Accrued expenses and other current liabilities, or Deferred income taxes. Reserve amounts relate to any potential income tax liabilities resulting from uncertain tax positions, as well as potential interest or penalties associated with those liabilities.
The effective tax rate for the three and six months ended June 30, 2019 differed from the expected federal tax rate of 21% primarily due to nondeductible expenses and state taxes. The effective tax rate for the three and six months ended June 30, 2018 differed from the expected federal tax rate of 21% primarily due to the deferred tax benefit from revisions to the estimated deferred tax balances as of December 31, 2017 as a result of the Tax Cuts and Jobs Act (the U.S. federal government enacted a tax bill, H.R.1, An Act to Provide for Reconciliation Pursuant to Titles II and V of the Concurrent Resolution on the Budget for Fiscal Year 2018) (the “Tax Act”) and excess tax benefits related to stock-based compensation.

In January 2019, we adopted ASU 2018-02 Income Statement—Reporting Comprehensive Income (Topic 220), which allows for a reclassification from accumulated other comprehensive income to retained earnings effectively eliminating the stranded tax effects resulting from the Tax Act.  The adoption of this standard had no effect on our financial statements.
We believe that it is reasonably possible that the total amount of unrecognized tax benefits as of June 30, 2019 will not materially change within the next 12 months. Audit outcomes and the timing of audit settlements are subject to significant uncertainty. Although we believe that an adequate provision has been made for such issues, there is the possibility that the ultimate resolution of such issues could have an adverse effect on our earnings. Conversely, if these issues are resolved favorably in the future, the related provision would be reduced, thus having a favorable impact on earnings.
Note 11 — Related Party Transactions

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2019	2018	2019	2018
CEOC LLC Shared Services Agreement
Service provider fee	$—	$1	$1	$2
Management fees to related parties	10	10	21	20
Transactions with CEC and other affiliates
Employee benefits and incentive awards	12	10	24	20
Other related party transactions
Lease revenue received	1	10	3	20
Lease payments	—	—	—	1
World Series of Poker agreements	1	1	1	1

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

CEOC LLC Shared Services Agreement
Pursuant to a shared services agreement, CEOC, LLC (“CEOC LLC”) provides Caesars Entertainment with certain corporate and administrative services, and the costs of these services are allocated among all of Caesars Entertainment’s operating subsidiaries (including the Company). Many of these corporate and administrative services are now provided by Caesars Enterprise Services, LLC (“CES”).
Service Provider Fee
Under the shared services agreements, CRC pays for certain indirect corporate support costs. CEOC LLC is authorized to charge CRC for an amount equal to 39.5% of unallocated corporate support costs.
Management Fees to Related Parties
Prepaid management fees to related parties represent (i) our 50% interest in the management fee revenues of PHW Manager, LLC, recognized as a long-term prepaid asset of $70 million amortized over 35 years starting in October 2013, and (ii) our 50% interest in the management fee revenues of the Harrah’s New Orleans Management Company, The Quad Manager, LLC, Bally’s Las Vegas Manager, LLC and Cromwell Manager, LLC, recognized as a long-term prepaid asset of $138 million amortized over 15 years starting in May 2014. The amortization periods represent the terms of the related management contracts. As of June 30, 2019 and December 31, 2018, the payable balance related to these fees and recorded in Payables to related parties on the Balance Sheets was $2 million for each period.
Transactions with CEC and Other Affiliates
Employee Benefit Plans
CEC maintains a defined contribution savings and retirement plan in which employees of CRC may participate. The plan provides for, among other things, pre-tax, Roth, and after-tax contributions by employees. The plan also provides for employer matching contributions. Under the plan, participating employees may elect to contribute a percentage of their eligible earnings (subject to certain Internal Revenue Service and plan limits). In addition, employees subject to certain collective bargaining agreements receive benefits through the multi-employer retirement plans sponsored by the organization in which they are a member. The expenses related to contributions for a participant in the CEC plan or a multi-employer plan are allocated to the properties at which the participant is employed.
Equity Incentive Awards
CEC maintains an equity incentive awards plan under which CEC may issue time-based and performance-based stock options, restricted stock units and restricted stock awards to CRC employees. Although awards under the plan result in the issuance of shares of CEC common stock, because CRC is a consolidated subsidiary of CEC, the amounts are included in CRC stock-based compensation expense as a component of total compensation for CRC employees.
Other Related Party Transactions
Bally’s Las Vegas—JGB Vegas Retail Lease Agreement
Bally’s Las Vegas leases land to JGB Vegas Retail Lessee, LLC (“JGB Lessee”) under a ground lease that includes annual base rent payments with annual escalations as well as an annual percentage of revenue payable should JGB Lessee revenues exceed a breakpoint as defined in the lease agreement, which is paid on a monthly basis. Rental payments began in February 2015. GB Investor, LLC, a wholly owned subsidiary of Caesars Entertainment, has an approximate 10% ownership interest in JGB Lessee. Revenues from the ground lease are currently being recognized straight-line over the term of the lease starting in December 2013 upon transfer of rights to the property through February 2035.
Octavius Tower Lease Agreement
Under the prior Octavius Tower lease arrangement, VICI leased the Octavius Tower from us, and CEOC LLC and its applicable subsidiaries then sub-leased the Octavius Tower from VICI pursuant to the long-term lease agreement with VICI relating to Caesars Palace. On July 11, 2018, we sold the real estate assets of the Octavius Tower to VICI. CEOC LLC and its applicable subsidiaries continue to lease the Octavius Tower under the current terms of the long-term lease agreement with VICI relating to Caesars Palace.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

LINQ Access and Parking Easement Lease Agreement
Under the LINQ Access and Parking Easement lease agreement, subsidiaries of CEOC LLC granted easements to us and certain of our subsidiaries to use the parking lot behind The LINQ Promenade and The LINQ Hotel & Casino. The parking lot was sold to VICI upon Caesars Entertainment Operating Company, Inc.’s emergence from bankruptcy but was partially repurchased by us as part of the purchase of approximately 18 acres of land adjacent to the Harrah’s Las Vegas property with the other portion still owned by VICI with the easements to us running with the land. We pay approximately $1 million annually for the easements to CEOC LLC for the remaining portion owned by VICI.
World Series of Poker Agreements
Pursuant to multiple agreements with Caesars Interactive Entertainment, LLC (“CIE”), a wholly owned subsidiary of Caesars Entertainment, we are allowed to host various World Series of Poker events in Las Vegas and Atlantic City, including the annual Main Event at Rio All-Suites Hotel & Casino. CRC pays CIE $2 million per year for the right to host World Series of Poker tournaments in Las Vegas and pays to host certain World Series of Poker circuit events in Atlantic City. The Main Event agreement has been renewed annually under these payment terms.
Caesars Rewards Loyalty Program
Caesars’ customer loyalty program, Caesars Rewards, grants Reward Credits to Caesars Rewards Members based on on-property spending, including gaming, hotel, dining, and retail shopping at participating properties. Members may redeem Reward Credits for complimentary or discounted goods and services such as rooms, food and beverages, merchandise, free play, entertainment, and travel accommodations. Members are able to accumulate Reward Credits over time that they may redeem at their discretion under the terms of the program. A member’s Reward Credit balance is forfeited if the member does not earn at least one Reward Credit during a continuous six-month period.
The total estimated liability related to Reward Credits accumulated by customers is accrued by CES. The liability is reduced as Reward Credits are redeemed by customers, and the related revenue is recognized at the property at which the Reward Credits are redeemed. These amounts related to other CEC properties are included in Due from affiliates, net on the Balance Sheets.
Centralized Transactions
In addition, the Company participates with other Caesars Entertainment subsidiaries in marketing, purchasing, insurance, employee benefit and other programs that are defined, negotiated and managed by Caesars Entertainment on an enterprise-wide basis. The Company believes that participating in these consolidated programs is beneficial in comparison to the cost and terms for similar programs that it could negotiate on a standalone basis.
Due from/to Affiliates
Amounts due from or to affiliates for each counterparty represent the net receivable or payable as of the end of the reporting period primarily resulting from the transactions described above and are settled on a net basis by each counterparty in accordance with the legal and contractual restrictions governing transactions by and among CRC’s affiliated entities. Due from affiliates, net was $86 million and $138 million as of June 30, 2019 and December 31, 2018, respectively. Due to affiliates, net was $44 million and $4 million as of June 30, 2019 and December 31, 2018, respectively.
CEC Promissory Note
CES has an intercompany loan with CEC for a $15 million promissory note that CEC paid to the Buena Vista Gaming Authority on behalf of CES. As of June 30, 2019 and December 31, 2018, the intercompany loan was included in Long-term debt to related party on the Balance Sheets.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations
In this report, the name “CRC LLC” refers to the parent holding company, Caesars Resort Collection, LLC, exclusive of its consolidated subsidiaries and variable interest entities, unless otherwise stated or the context otherwise requires. The words “CRC,” “Company,” “we,” “our,” and “us” refer to Caesars Resort Collection, LLC, inclusive of its consolidated subsidiaries and variable interest entities, unless otherwise stated or the context otherwise requires.
We also refer to (i) our Consolidated Condensed Financial Statements as our “Financial Statements,” (ii) our Consolidated Condensed Balance Sheets as our “Balance Sheets,” (iii) our Consolidated Condensed Statements of Operations and Comprehensive Income as our “Statements of Operations,” and (iv) our Consolidated Condensed Statements of Cash Flows as our “Statements of Cash Flows.” References to numbered “Notes” refer to Notes to Consolidated Condensed Financial Statements included in Item 1, “Unaudited Financial Statements.”
The following discussion and analysis of the financial position and operating results of CRC for the three and six months ended June 30, 2019 and 2018 should be read in conjunction with the unaudited consolidated condensed financial statements and the notes thereto and other financial information included elsewhere in this report as well as Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) presented in CRC’s Annual Report included as Exhibit 99.1 in a Form 8-K filed by Caesars Entertainment Corporation for the fiscal year ended December 31, 2018 (“2018 Annual Report”) on February 21, 2019. Capitalized terms used but not defined in this Quarterly Report have the same meanings as in the 2018 Annual Report.
The statements in this discussion regarding our expectations regarding our future performance, liquidity and capital resources, and other non-historical statements are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties. Our actual results may differ materially from those contained in or implied by any forward-looking statements. See “CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS” below in this report.
Overview

CRC LLC is wholly owned by Caesars Entertainment Corporation (“CEC,” “Caesars,” and “Caesars Entertainment”) and operates 13 properties, primarily in Las Vegas. CRC also owns The LINQ Promenade. Prior to CRC’s sale of Octavius Tower at Caesars Palace Las Vegas (“Octavius Tower”) to VICI Properties Inc. and/or its subsidiaries (collectively, “VICI”) on July 11, 2018, CRC owned Octavius Tower and leased it to VICI. We lease certain real property assets from VICI for Harrah’s Las Vegas.
Summary of Significant Events

Proposed Merger of Caesars Entertainment Corporation with Eldorado Resorts, Inc.
On June 24, 2019, Caesars, Eldorado Resorts, Inc., a Nevada corporation (“Eldorado”), and Colt Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Eldorado (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Caesars (the “Merger”), with Caesars surviving the Merger as a direct wholly owned subsidiary of Eldorado. In connection with the Merger, Eldorado will change its name to Caesars Entertainment, Inc., subject to stockholder approval. See Note 1.
The pending Merger may have significant effects on us, including, among others, the significant diversion of management and employee attention from ordinary course matters. For a more extensive discussion of those and other possible effects, please refer to “Risk Factors” in Part II, Item 1A of this report.
Adoption of New Lease Accounting Standard
On January 1, 2019, we adopted the new accounting standard Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842), and all related amendments. See Note 6 for additional information and details on the effects of adopting the new standard.

Discussion of Operating Results

Analysis of Key Drivers of Consolidated Operating Results
The following represents the discussion and analysis of the results of operations and key metrics focusing on the key drivers of performance.
Consolidated Operating Results

	Three Months Ended June 30,		Percent Favorable/ (Unfavorable)	Six Months Ended June 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2019	2018		2019	2018
Casino	$461	$337	36.8%	$899	$667	34.8%
Food and beverage	208	196	6.1%	414	390	6.2%
Rooms	262	246	6.5%	513	483	6.2%
Other revenue	136	152	(10.5)%	249	269	(7.4)%
Net revenues	$1,067	$931	14.6%	$2,075	$1,809	14.7%

Total operating expenses	$848	$766	(10.7)%	$1,685	$1,553	(8.5)%
Income from operations	219	165	32.7%	390	256	52.3%
Net income	88	85	3.5%	136	83	63.9%
Adjusted EBITDA (1)	339	292	16.1%	640	556	15.1%
Operating margin (2)	20.5%	17.7%	2.8 pts	18.8%	14.2%	4.6 pts
____________________

(1)	See the “Reconciliation of Non-GAAP Financial Measures” discussion later in this MD&A for a reconciliation of Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”).

(2)	Operating margin is calculated as income from operations divided by net revenues.
Three Months Ended June 30, 2019 vs. 2018
Net revenues increased $136 million, or 14.6%, for the second quarter of 2019 compared with the corresponding prior year period, primarily due to the following:

•
Casino revenues increased $124 million, or 36.8%, in 2019 compared with 2018 primarily due to the acquisition of Centaur Holdings, LLC (“Centaur”), which was acquired in July 2018 and contributed $118 million, and favorable hold and improved slot volumes at our Las Vegas properties. This was partially offset by a decrease in gaming volume due to increased competition at our Atlantic City property.

•	Rooms revenues increased $16 million, or 6.5%, in 2019 compared with 2018 primarily due to an increase in occupancy rates and increased average daily rate (“ADR”) at our Las Vegas properties.

•	Food and beverage revenues increased $12 million, or 6.1%, in 2019 compared with 2018 primarily due to increased revenues from food and beverage outlets at our Las Vegas properties.
Six Months Ended June 30, 2019 vs. 2018
Net revenues increased $266 million, or 14.7%, for the six months ended June 30, 2019 compared with the corresponding prior year period, primarily due to the following:

•
Casino revenues increased $232 million, or 34.8%, in 2019 compared with 2018 primarily due to the acquisition of Centaur, which was acquired in July 2018 and contributed $235 million, and favorable hold and improved slot volumes at our Las Vegas properties. This was partially offset by a decrease in gaming volume due to increased competition at our Atlantic City property.

•	Rooms revenues increased $30 million, or 6.2%, in 2019 compared with 2018 primarily due to an increase in occupancy rates and increased ADR at our Las Vegas properties.

•	Food and beverage revenues increased $24 million, or 6.2%, in 2019 compared with 2018 primarily due to increased revenues from food and beverage outlets at our Las Vegas properties.
Operating Expenses
Operating expenses increased $82 million, or 10.7%, for the second quarter of 2019 compared with the corresponding prior year period, primarily due to the acquisition of Centaur which contributed $101 million to the increase. In addition to the effect of Centaur, operating expenses decreased $19 million primarily due to decreases in Other operating costs due to a $9 million loss on asset sales in 2018 and decreases in corporate overhead in the second quarter of 2019 compared to the same period in 2018.
Operating expenses increased $132 million, or 8.5%, for the six months ended June 30, 2019 compared with the corresponding prior year period, primarily due to the acquisition of Centaur which contributed $197 million to the increase. In addition to the effect of Centaur, operating expenses decreased $65 million primarily due to the following:

•
Other operating costs decreased $54 million primarily as a result of higher nonrecurring charges in the prior year related to additional exit fees of $21 million recognized for the termination of NV Energy utility contracts and $20 million in lease termination costs.

•
Depreciation and amortization decreased $11 million primarily as a result of lower accelerated depreciation in 2019 compared with 2018 due to the removal and replacement of certain assets in connection with ongoing property renovation projects in the prior year.

Other Factors Affecting Net Income/(Loss)

	Three Months Ended June 30,		Percent Favorable/ (Unfavorable)	Six Months Ended June 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2019	2018		2019	2018
Interest expense	$(104)	$(101)	(3.0)%	$(210)	$(198)	(6.1)%
Other income	—	3	(100.0)%	1	6	(83.3)%
Income tax benefit/(provision)	(27)	18	*	(45)	19	*
Interest Expense
Interest expense increased $3 million and $12 million for the three and six months ended June 30, 2019, respectively, compared with the same period in 2018 primarily as a result of an increase in the floating London Interbank Offered Rate (“LIBOR”) related to the CRC Term Loan.
Income Tax Benefit/(Provision)
For the three months ended June 30, 2019 and 2018, the income tax benefit/(provision) was a provision of $27 million and a benefit of $18 million, respectively. For the six months ended June 30, 2019 and 2018, the income tax benefit/(provision) was a provision of $45 million and a benefit of $19 million, respectively. The effective tax rate for the three and six months ended June 30, 2019 differed from the expected federal tax rate of 21% primarily due to nondeductible expenses and state taxes. The effective tax rate for the three and six months ended June 30, 2018 differed from the expected federal tax rate of 21% primarily due to the deferred tax benefit from revisions to the estimated deferred tax balances as of December 31, 2017 as a result of the Tax Act and excess tax benefits related to stock-based compensation. See Note 10 for additional information.
Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA is presented as a measure of the Company’s performance. Adjusted EBITDA is defined as revenues less operating expenses and is comprised of net income/(loss) before (i) interest expense, net of interest capitalized and interest income, (ii) income tax (benefit)/provision, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that we do not consider indicative of its ongoing operating performance at an operating property level.
In evaluating Adjusted EBITDA you should be aware that, in the future, we may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Adjusted EBITDA should not be construed as an inference that future results will be unaffected by unusual or unexpected items.

Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with generally accepted accounting principles, “GAAP”). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Adjusted EBITDA is included because management uses Adjusted EBITDA to measure performance and allocate resources, and believes that Adjusted EBITDA provides investors with additional information consistent with that used by management.
Reconciliation of Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2019	2018	2019	2018
Net income	$88	$85	$136	$83
Income tax (benefit)/provision	27	(18)	45	(19)
Other income	—	(3)	(1)	(6)
Interest expense	104	101	210	198
Depreciation and amortization	100	92	206	195
Other operating costs (1)	9	22	21	74
Stock-based compensation expense	9	8	17	15
Other items (2)	2	5	6	16
Adjusted EBITDA	$339	$292	$640	$556
____________________

(1)
Amounts primarily represent costs incurred in connection with development activities and reorganization activities, and/or recoveries associated with such items, including acquisition and integration costs, contract exit fees including exiting the fully bundled sales system of NV Energy for electric service at our Nevada properties, lease termination costs, gains and losses on asset sales, demolition costs primarily at our Las Vegas properties for renovations, and project opening costs.

(2)
Amounts include other add-backs and deductions to arrive at Adjusted EBITDA but not separately identified such as professional and consulting services, sign-on and retention bonuses, business optimization expenses for IT transformation, severance and relocation costs.

Liquidity and Capital Resources

Liquidity and Capital Resources
As of June 30, 2019, our cash and cash equivalents totaled $404 million. During the six months ended June 30, 2019, we repaid the $100 million outstanding balance on our revolving credit facility. The total capacity available under this revolving credit facility is $1 billion as of June 30, 2019, with $37 million committed to outstanding letters of credit. Our operating activities yielded operating cash flows of $540 million, an increase of $124 million, or 29.8%, compared with the six months ended June 30, 2018 primarily due favorable changes in working capital and an increase in income from operations.
We believe that our cash flows from operations are sufficient to cover planned capital expenditures for ongoing property renovations as well as estimated interest and principal payments due on long-term debt and our financing obligation during the next 12 months. However, if needed, our existing cash and cash equivalents and availability under our revolving credit facility is available to further support operations during the next 12 months and the foreseeable future. In addition, restrictions under our lending arrangements generally prevent the distribution of cash from our subsidiaries to CEC, except for certain restricted payments.
During the six months ended June 30, 2019, we paid $209 million in interest related to our debt and financing obligations including $171 million of interest associated with our debt and $38 million of interest related to our financing obligation.
Our ability to fund our operations, pay our debt and financing obligations, and fund planned capital expenditures depends, in part, upon economic and other factors that are beyond our control, and disruptions in capital markets and restrictive covenants related to our existing debt could impact our ability to fund liquidity needs, pay indebtedness and financing obligations, and secure additional funds through financing activities.
We cannot assure you that our business will generate sufficient cash flows from operations, or that future borrowings will be available to us, to fund our liquidity needs and pay our indebtedness. If we are unable to meet our liquidity needs or pay our indebtedness when it is due, we may have to reduce or delay refurbishment and expansion projects, reduce expenses, sell assets, or attempt to restructure our debt. Any such actions could negatively impact our competitive position and revenue generation.

Debt Activity and Lease-Related Obligations
We are a highly-leveraged company and had $6.3 billion in face value of debt outstanding and $1.1 billion in a failed sale-leaseback financing obligation as of June 30, 2019. As a result, a significant portion of our liquidity needs are for debt service, including significant interest and principal payments associated with our financing obligation for Harrah’s Las Vegas with VICI. As detailed in the table below, our estimated debt service (including principal and interest) is $195 million for the remainder of 2019 and $8.0 billion thereafter to maturity and our estimated financing obligation is $43 million for the remainder of 2019 and $2.8 billion thereafter to maturity.
Financing Activities as of June 30, 2019

	Remaining 2019	Years Ended December 31,
(In millions)		2020	2021	2022	2023	Thereafter	Total
Annual maturities of long-term debt	$25	$47	$47	$47	$48	$6,128	$6,342
Estimated interest payments	170	330	320	310	290	400	1,820
Total debt service payments (1)	195	377	367	357	338	6,528	8,162
Financing obligation - principal	5	13	15	17	20	725	795
Financing obligation - interest	38	76	75	74	73	1,705	2,041
Total financing obligation payments (2)	43	89	90	91	93	2,430	2,836
Total financing activities	$238	$466	$457	$448	$431	$8,958	$10,998
____________________

(1)
Debt principal payments are estimated amounts based on maturity dates and borrowings under our revolving credit facility, if any. Interest payments are estimated based on the forward-looking LIBOR curve and include the estimated impact of the ten interest rate swap agreements (see Note 5). Actual payments may differ from these estimates.

(2)
Financing obligation principal and interest payments are estimated amounts based on the future minimum lease payments and certain estimates based on contingent rental payments (as described below). Actual payments may differ from the estimates.

For our amended lease with VICI, we assume the renewal is probable and include renewal commitments in the estimated financing obligation in the table above. In addition, the future lease payment amounts included in the table above represent the contractual lease payments adjusted for estimated escalations, as determined by the underlying lease agreement. The estimates are based on the terms and conditions known at the inception of the lease, as amended. However, a portion of the actual payments will be determined in the period in which they are due, and therefore, actual lease payments may differ from our estimates.
We are continually evaluating opportunities to improve our capital structure and will seek to refinance our financial obligations or otherwise engage in transactions impacting our capital structure when market and other conditions are attractive to us. These transactions may involve refinancing, new senior credit facilities, tender or exchange offers, issuance of new bonds and/or sale-leasebacks.
Capital Spending and Development
We incur capital expenditures in the normal course of business and we perform ongoing refurbishment and maintenance at our existing properties to maintain our quality standards. We also continue to pursue development and acquisition opportunities for additional casino entertainment and other hospitality facilities that meet our strategic and return on investment criteria. Cash used for capital expenditures in the normal course of business is typically made available from cash flows generated by our operating activities or established debt programs, while cash used for development projects is typically funded from established debt programs, specific project financing, or additional debt offerings.
Capital expenditures were $327 million during the six months ended June 30, 2019 in support of our ongoing property renovations, an increase of $192 million, or 142.2%, compared with the six months ended June 30, 2018. Our projected capital expenditures for 2019 range from $500 million to $650 million primarily related to room renovations at certain properties and the development of CAESARS FORUM. Under our lease agreement with VICI for Harrah’s Las Vegas, we are required to spend certain minimum amounts on capital expenditures.
Our planned development projects, if they proceed, will require significant capital commitments, individually and in the aggregate, and, if completed, may result in significant additional revenues. The commitment of capital, the timing of completion, and the commencement of operations of development projects are contingent upon, among other things, negotiation of final agreements and receipt of approvals from the appropriate political and regulatory bodies. We must also comply with covenants and restrictions set forth in our debt agreements.

There are various risks and uncertainties and the expected capital expenditures set forth above may change for various reasons, including our financial performance and market conditions.
We are considering divestiture opportunities of non-strategic assets and properties. If the completion of a sale is more likely than not to occur, we may recognize impairment charges for certain of our properties to the extent current expected proceeds are below our carrying value and such impairments may be material.
Related Party Transactions
For a description of the nature and extent of related party transactions, see Note 11.
Critical Accounting Policies and Estimates
For information on critical accounting policies and estimates, see “Critical Accounting Policies and Estimates” in MD&A of the 2018 Annual Report. There have been no changes to these policies during the six months ended June 30, 2019.
Recently Issued Accounting Standards
See Note 2 for discussion of the adoption and potential effects of recently issued accounting standards.
Contractual Obligations and Commitments
Material changes to our aggregate indebtedness, if any, are described in Note 8.
Except as described in Note 7, as of June 30, 2019, there have been no material changes outside of the ordinary course of business to our other known contractual obligations, which are set forth in the table included in Item 7 in our 2018 Annual Report.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS
This Quarterly Report contains or may contain “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Further, statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” “present,” or “pursue,” or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this report. These forward-looking statements, including, without limitation, those relating to the Merger, future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings, and future financial results, wherever they occur in this report, are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors set forth above and from time to time in our filings with the Securities and Exchange Commission (“SEC”).
Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

•
risks related to the Merger, including, but not limited to: (1) the inability to complete the Merger due to the failure to obtain stockholder approval for the Merger or the failure to satisfy other conditions to completion of the Merger, including the receipt of all gaming and other regulatory approvals related to the Merger; (2) uncertainties as to the timing of the completion of the Merger and the ability of each party to complete the Merger; (3) disruption of our current plans and operations; (4) the inability to retain and hire key personnel; (5) competitive responses to the Merger; (6) termination fees and unexpected costs, charges or expenses resulting from the Merger; (7) the outcome of any legal proceedings that could be instituted against Caesars or its directors related to the Merger Agreement; (8) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Merger; (9) the inability to obtain, or delays in obtaining, cost savings and synergies from the Merger; (10) delays, challenges and expenses associated with integrating the combined companies’ existing businesses and the indebtedness planned to be incurred in connection with the Merger; and (11) legislative, regulatory and economic developments;

•
our ability to respond to changes in the industry, particularly digital transformation, and to take advantage of the opportunity for legalized sports betting in multiple jurisdictions in the United States (which may require third-party arrangements and/or regulatory approval);

•
development of our announced convention center in Las Vegas, CAESARS FORUM, and certain of our other announced projects are subject to risks associated with new construction projects, including those described below;

•	we may not be able to realize the anticipated benefits of our acquisition of Centaur;

•
the impact of our substantial indebtedness, including its impact on our ability to raise additional capital in the future and react to changes in the economy, and lease obligations and the restrictions in our debt and lease agreements;

•	the effects of local and national economic, credit and capital market conditions on the economy, in general, and on the gaming industry, in particular;

•	our ability to effectively compete against our competitors;

•	the effect of reductions in consumer discretionary spending due to economic downturns or other factors and changes in consumer demands;

•
foreign regulatory policies, particularly in mainland China or other countries in which our customers reside or where we have operations, including restrictions on foreign currency exchange or importation of currency, and the judicial enforcement of gaming debts;

•
the ability to realize improvements in our business and results of operations through our property renovation investments, technology deployments, business process improvement initiatives and other continuous improvement initiatives;

•	our ability to realize all of the anticipated benefits of current or potential future acquisitions or divestitures;

•	our dependence on the Las Vegas market and lack of geographical diversification;

•	the dependence on the success of third parties adjacent to our properties to generate revenue for our business;

•	uncertainty in the completion of projects neighboring our properties that are expected to be beneficial to our properties;

•
our ability to access available and reasonable financing or additional capital on a timely basis and on acceptable terms or at all, including our ability to refinance our indebtedness on acceptable terms;

•	growth in consumer demand for non-gaming offerings;

•	abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	our ability to recoup costs of capital investments through higher revenues;

•	the possibility that we may not be able to host the World Series of Poker’s Main Event and the resulting negative impact on our revenues;

•	our ability to attract, retain and motivate employees, including in connection with the Merger;

•	our ability to retain our performers or other entertainment offerings on acceptable terms or at all;

•	the risk of fraud, theft and cheating;

•
our ability to protect our intellectual property rights and damages caused to our brands or the Planet Hollywood brand due to the unauthorized use of our brand names or, in the case of Planet Hollywood, the license being used by third-parties in ways outside of our control;

•	the ability to timely and cost-effectively integrate companies that we acquire into our operations;

•	the ability to execute on our brand licensing and management strategy is subject to third-party agreements and other risks associated with new projects;

•	not being able to realize all of our anticipated cost savings;

•	seasonal fluctuations resulting in volatility and an adverse effect on our operating results;

•	any impairments to goodwill, indefinite-lived intangible assets, or long-lived assets that we may incur;

•
construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•
acts of war or terrorist incidents, severe weather conditions, uprisings or natural disasters, including losses therefrom, losses in revenues and damage to property, and the impact of severe weather conditions on our ability to attract customers to certain facilities of ours;

•	fluctuations in energy prices;

•	work stoppages and other labor problems;

•	our ability to collect on credit extended to our customers;

•	the impact of adverse legal proceedings and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, and fines and taxation;

•	the effects of environmental and structural building conditions relating to our properties;

•	our exposure to environmental liability, including as a result of unknown environmental contamination;

•	access to insurance for our assets on reasonable terms;

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans;

•	a disruption, failure, or breach of our network, information systems, or other technology, or those of our vendors, on which we are dependent;

•	risks and costs associated with protecting the integrity and security of internal, employee, and customer data;

•
changes in the extensive governmental regulations to which we are subject and (i) changes in laws, including increased tax rates, smoking bans, regulations, or accounting standards; (ii) third-party relations; and (iii) approvals, decisions, disciplines and fines of courts, regulators, and governmental bodies;

•
compliance with the extensive laws and regulations to which we are subject, including applicable gaming laws and other anti-corruption laws and the Bank Secrecy Act and other anti-money laundering laws;

•
our dependence on the management of Caesars Entertainment, CEOC LLC and Caesars Enterprise Services, LLC to render services to us and operate our properties, and provide us with access to intellectual property rights, the Caesars Rewards customer loyalty program, customer databases and other services, rights and information;

•	differences in our interests and those of our ultimate parent entity, Caesars Entertainment or its other subsidiaries, including CEOC LLC;

•	the failure of Caesars Entertainment to protect the trademarks that are licensed to us;

•	risks related to CEOC LLC’s emergence from bankruptcy; and

•	the other factors set forth under “Risk Factors” in Part II, Item 1A of this report and in Part 1, Item 1A of our 2018 Annual Report.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events, except as required by law.
Item 3.    Quantitative and Qualitative Disclosures About Market Risk
Of our $6.3 billion face value of debt, as of June 30, 2019, we have entered into ten interest rate swap agreements to fix the interest rate on $3.0 billion of variable rate debt, and $1.6 billion of debt remains subject to variable interest rates for the term of the agreement. While we may enter into agreements limiting our exposure to higher interest rates, any such agreements may not offer complete protection from this risk. We do not purchase or hold any derivative financial instruments for trading purposes. See Note 5 for additional information.
There have been no other material changes to our market risk in 2019. For information on our exposure to market risk, refer to Part II, Item 7A, “Quantitative and Qualitative Disclosures About Market Risk,” contained in our 2018 Annual Report.
Item 4.    Controls and Procedures
Item 4, “Controls and Procedures,” has been omitted from this report pursuant to Section 4.02 of the CRC Indenture.

PART II—OTHER INFORMATION

Item 1.	Legal Proceedings
The Company is party to ordinary and routine litigation incidental to our business. See Note 7.

Item 1A.	Risk Factors
The following updated risk factors supplement and amend, as applicable, the existing risk factors set forth in our 2018 Annual Report.
We extend credit to a portion of our customers, and we may not be able to collect gaming receivables from our credit customers.
We conduct our gaming activities on a credit and cash basis at many of our properties. Any such credit we extend is unsecured. Table games players typically are extended more credit than slot players, and high-stakes players typically are extended more credit than customers who tend to wager lower amounts. High-end gaming is more volatile than other forms of gaming, and variances in win-loss results attributable to high-end gaming may have a significant positive or negative impact on cash flow and earnings in a particular quarter. We extend credit to those customers whose level of play and financial resources warrant, in the opinion of management, an extension of credit. These large receivables could have a significant impact on our results of operations if deemed uncollectible. Gaming debts evidenced by a credit instrument, including what is commonly referred to as a “marker,” and judgments on gaming debts are enforceable under the current laws of the jurisdictions in which we allow play on a credit basis, and judgments on gaming debts in such jurisdictions are enforceable in all U.S. states under the Full Faith and Credit Clause of the U.S. Constitution. However, other jurisdictions may determine that enforcement of gaming debts is against public policy. Although courts of some foreign nations will enforce gaming debts directly and the assets in the U.S. of foreign debtors may be reached to satisfy a judgment, judgments on gaming debts from U.S. courts are not binding on the courts of many foreign nations.
In addition, in November 2017, the Chinese government adopted new rules to control the cross-border transportation of cash and bearer negotiable instruments, specifically to reduce the international transfer of cash in connection with activities that are illegal in China, including gambling. The Chinese government has recently taken steps to prohibit the transfer of cash for the payment of gaming debts. These developments may have the effect of reducing the collectability of gaming debts of players from China. It is unclear whether these and other measures will continue to be in effect or become more restrictive in the future. These and any future foreign currency control policy developments that may be implemented by foreign jurisdictions could significantly impact our business, financial condition and results of operations.
Risks Relating to the Merger
The Merger is subject to a number of conditions, including the receipt of regulatory and stockholder approvals, and, if these conditions are not satisfied or waived on a timely basis, the Merger Agreement may be terminated and the Merger may not be completed.
On June 24, 2019, Caesars entered into the Merger Agreement with Eldorado and Merger Sub, pursuant to which Merger Sub will merge with and into Caesars with Caesars continuing as the surviving corporation and direct wholly owned subsidiary of Eldorado.
Each of Eldorado’s and Caesars’ obligation to complete the Merger is subject to the satisfaction or waiver of certain conditions, including, among others, (1) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and receipt of required gaming approvals, (2) the absence of any governmental order or law prohibiting the completion of the Merger, (3) adoption of the Merger Agreement by holders of a majority of the outstanding shares of Caesars Common Stock, (4) the approval by Eldorado stockholders of the issuance of shares of Eldorado Common Stock in the Merger, (5) the effectiveness of the registration statement for Eldorado Common Stock to be issued in the Merger and the authorization for listing of those shares on the Nasdaq Stock Market, (6) absence of a material adverse effect on the other party, (7) the accuracy of the other party’s representations and warranties, subject to customary materiality standards, (8) compliance of the other party with its respective covenants under the Merger Agreement in all material respects and (9) conversion or certain amendments of, or another mutually agreed arrangement with respect to, the CEC Convertible Notes.
The failure to satisfy all of the required conditions, or having to make significant changes to the structure, terms or conditions of the Merger to obtain any required regulatory approvals, could delay the completion of the Merger by a significant period of time, increase the costs associated with completing the Merger or prevent the Merger from occurring. Any delay in completing the Merger could cause the parties to not realize some or all of the benefits that are expected to be achieved if the Merger is successfully completed within the expected timeframe. There can be no assurance that the conditions to completion of the Merger will be satisfied or waived, and if satisfied or waived, when they will be satisfied or waived. In addition, other factors, such as delays, challenges and expenses associated with the indebtedness planned to be incurred in connection with the Merger, may affect when and whether the Merger will occur. The Merger Agreement contains termination rights for each of Caesars and Eldorado if the Merger is not completed by June 24, 2020, which date will be extended automatically until September 24, 2020 and thereafter until December 24, 2020, if all conditions precedent, other than the expiration of the waiting period under the HSR Act and/or receipt of required gaming approvals, have been satisfied or are capable of being satisfied.
Caesars stockholders cannot be certain of the date they will receive the merger consideration or of the aggregate value of the merger consideration they will receive.
The date that Caesars stockholders will receive the merger consideration depends on the Closing Date, which is uncertain. The Closing Date may be later than the date of the special meeting of Caesars stockholders to approve the Merger, and at the time of such special meeting, Caesars stockholders will not know the exact market value of the Eldorado Common Stock that they may receive upon completion of the Merger.
Upon completion of the Merger, each share of Caesars Common Stock will be converted into merger consideration consisting of either cash consideration or stock consideration in the form of shares of Eldorado Common Stock, or a mix of both, pursuant to the terms of the Merger Agreement.
The amount of and value of the merger consideration that Caesars stockholders will receive will fluctuate based on the market price of shares of Eldorado Common Stock, regardless of whether they receive cash consideration or stock consideration, or a mix of both. The merger consideration that Caesars stockholders will receive for each share of Caesars Common Stock will be based on the Eldorado Common Stock VWAP. Both the closing price of shares of Eldorado Common Stock on the Closing Date and the Eldorado Common Stock VWAP may vary from the closing price of shares of Eldorado Common Stock on the date that Caesars and Eldorado announced the Merger, on the date of this report, on the date of the special meeting of Caesars stockholders to approve the Merger, on the date that a stockholder elects to receive cash consideration or stock consideration in the Merger or on any other date. Any change in the market price of shares of Eldorado Common Stock prior to the completion of the Merger will affect the value of the merger consideration that Caesars stockholders will receive upon completion of the Merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Caesars’ and Eldorado’s respective businesses, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond Caesars’ control. Accordingly, at the time of the special meeting of Caesars stockholders to approve the Merger, and at the time that our stockholders make elections to receive cash consideration or stock consideration in the Merger, Caesars stockholders will not know or be able to calculate the amount of the cash consideration or stock consideration they would receive or the value of the shares of Eldorado Common Stock they would receive upon completion of the Merger.
Caesars stockholders may receive a form of consideration different from what they elect.
Although each holder of shares of Caesars Common Stock may elect to receive all cash or all shares of Eldorado Common Stock in the Merger, or cash for certain shares of Caesars Common Stock and shares of Eldorado Common Stock for other shares, the pool of the aggregate cash and shares of Eldorado Common Stock representing the merger consideration for all Caesars stockholders is fixed. As a result, if either the aggregate cash elections or the aggregate stock elections exceed the maximum available, and certain Caesars stockholders choose the consideration election that exceeds the maximum available, some or all of their consideration may be in a form that they did not choose.
The Merger Agreement limits Caesars’ ability to pursue alternative transactions to the Merger.
The Merger Agreement also prohibits Caesars and Eldorado from soliciting competing acquisition proposals, except that, subject to customary exceptions and limitations, prior to receiving stockholder approval, Caesars and Eldorado may, as applicable, provide information to, and negotiate with, a third party that makes an unsolicited acquisition proposal if the board of directors of Caesars or Eldorado, as applicable, determines that such acquisition proposal would reasonably be expected to result in a superior proposal with respect to an alternative transaction and failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.
This restriction limits our ability to affirmatively seek offers from other possible acquirers that may be superior to the Merger. If Caesars receives an unsolicited proposal from a third party that its board of directors determines is a superior proposal with respect to an alternative transaction, its board of directors may withdraw or otherwise change its recommendation of the Merger. If the Merger Agreement is terminated in certain circumstances relating to changes in the recommendation of Caesars’ board of directors in favor of the Merger, entry by Caesars into an alternative transaction or in certain circumstances following the failure of Caesars stockholders to approve the Merger, Caesars will be required to pay Eldorado a termination fee of approximately $418.4 million. In addition, each party is obligated to reimburse the other party’s expenses for an amount not to exceed $50.0 million if the Merger Agreement is terminated because of the failure to obtain the required approval of such party’s stockholders (creditable against any termination fee that may subsequently be paid by such party). This termination fee and reimbursement of expenses may make it less likely that a third party will make an alternative acquisition proposal for Caesars.
While the Merger is pending, we are subject to business uncertainties and contractual restrictions that could materially and adversely affect Caesars’ stock and/or bond prices and our operating results, financial position and/or cash flows or result in a loss of employees, customers, members, providers or suppliers.
The Merger Agreement includes restrictions on the conduct of business prior to the completion of the Merger or termination of the Merger Agreement, that generally require us, as a subsidiary of Caesars, to conduct our business in the ordinary course and subject us to a variety of specified limitations absent Eldorado’s prior written consent. We may find that these and other contractual restrictions in the Merger Agreement delay or prevent us from responding, or limit our ability to respond, effectively to competitive pressures, industry developments and future business opportunities that may arise during such period, even if our management believes they may be advisable. The pendency of the Merger may also divert management’s attention and our resources from ongoing business and operations.
Our employees, customers, members, providers and suppliers may experience uncertainties about the effects of the Merger. In connection with the Merger, it is possible that some customers, members, providers, suppliers and other parties with whom we have, or seek to establish, a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationship or key commercial agreements with us, or not to establish a relationship with us, as a result of the Merger. Similarly, current and prospective employees may experience uncertainty about their future roles with us following the completion of the Merger, which may materially and adversely affect our ability to attract and retain key employees, and current employees may lose productivity as a result of such uncertainty. If any of these effects were to occur, it could materially and adversely impact Caesars’ stock and/or bond prices and our operating results, financial position and/or cash flows.
Failure to complete the Merger could negatively impact Caesars’ stock and/or bond prices and our operating results, financial position and/or cash flows.
If the Merger is not completed for any reason, our ongoing businesses may be materially and adversely affected, we will not have realized any of the potential benefits of having completed the Merger, and we will be subject to a number of risks, including the following:

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we may experience negative reactions from the financial markets, including negative impacts on Caesars’ stock and/or bond prices, which may reflect a market assumption that the Merger will be completed, and from our customers, vendors, joint-venture partners, other third parties, regulators and employees;

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we may lose key employees during the period in which Caesars and Eldorado are pursuing the Merger, which may adversely affect us in the future if we are not able to hire and retain qualified personnel to replace departing employees;

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matters relating to the Merger (including integration planning) may require substantial commitments of time and resources by our management and key employees, which could otherwise have been devoted to other opportunities that may have been beneficial to us;

•	we may not be able to respond effectively to competitive pressures, industry developments and future business opportunities;

•	in certain circumstances, Caesars may be required to pay a $418.4 million termination fee to Eldorado, as well as reimburse Eldorado’s expenses in amount not to exceed $50.0 million;

•	Caesars would have incurred significant expenses relating to the Merger that it may be unable to recover; and

•	Caesars could be subject to litigation related to its failure to complete the Merger or to perform its obligations under the Merger Agreement.
There can be no assurance that the risks described above will not materialize. If any of those risks materialize, they may materially and adversely affect Caesars’ stock and/or bond prices and our operating results, financial position and/or cash flows.
If the Merger Agreement is terminated, Caesars may, under certain circumstances, be obligated to pay a termination fee to, and reimburse certain expenses of, Eldorado.
If the Merger Agreement is terminated in certain circumstances relating to changes in the recommendation of Caesars’ board of directors in favor of the Merger, entry by Caesars into an alternative transaction or in certain circumstances following the failure of Caesars stockholders to approve the Merger, Caesars would be required to pay a termination fee of approximately $418.4 million. In addition, each party is obligated to reimburse the other party’s expenses for an amount not to exceed $50.0 million if the Merger Agreement is terminated because of the failure to obtain the required approval of such party’s stockholders (creditable against any termination fee that may subsequently be paid by such party).
If the Merger Agreement is terminated under such circumstances, the termination fee Caesars may be required to pay, together with any reimbursement of expenses, may require Caesars to use available cash that may have otherwise been available to us for our general corporate purposes and other matters.
Caesars has incurred, and will continue to incur, substantial transaction fees and Merger-related costs in connection with the Merger.
Caesars has incurred, and will continue to incur, non-recurring transaction fees, which include legal and advisory fees and substantial Merger-related costs associated with completing the Merger, combining the operations of the two companies and achieving desired synergies. Additional unanticipated costs may be incurred in the course of the integration of the businesses of Caesars and Eldorado. The companies cannot be certain that the realization of other benefits related to the integration of the two businesses will offset the transaction and Merger-related costs in the near term, or at all.
Upon completion of the Merger, holders of shares of Caesars Common Stock will become holders of shares of Eldorado Common Stock and the market price for Eldorado Common Stock may be affected by factors different from those that historically have affected Caesars.
Upon completion of the Merger, holders of shares of Caesars Common Stock will become holders of shares of Eldorado Common Stock. Eldorado’s businesses differ from those of Caesars, and accordingly the results of operations of Eldorado will be affected by some factors that are different from those currently affecting the results of operations of Caesars. For a discussion of risk factors to consider in connection with Eldorado’s businesses, see Part I, Item 1A of Eldorado’s Annual Report on Form 10-K for the year ended December 31, 2018.
Litigation against Caesars, Eldorado and/or the members of their respective boards of directors could challenge the Merger and prevent or delay the completion of the Merger or result in the payment of damages following completion of the Merger.
It is possible that stockholders of Caesars and/or Eldorado may file lawsuits challenging the Merger or the other transactions contemplated by the Merger Agreement, which may name Caesars, Eldorado and/or the members of their respective boards of directors as defendants. The outcome of such lawsuits cannot be assured, including the amount of costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation of these claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the Merger on the agreed-upon terms, such an injunction may delay completion of the Merger in the expected timeframe, or may prevent the Merger from being completed at all. Whether or not any plaintiff’s claim is successful, this type of litigation can result in significant costs and divert management’s attention and resources from the completion of the Merger and ongoing business activities, which could adversely affect the operation of our business.
One of the conditions to completion of the Merger is the absence of any governmental order or law prohibiting the completion of the Merger. Accordingly, if a plaintiff is successful in obtaining an order prohibiting the completion of the Merger, then such order may prevent the Merger from being completed, or from being completed within the expected timeframe.
Following the Merger, the combined company will be subject to a number of uncertainties and risks that could affect its stock price, operating results, financial position and/or cash flows.
Following the Merger, the combined company will be subject to a number of uncertainties and risks, including the following:

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the integration of Caesars and Eldorado following the Merger may present significant challenges, and we cannot be sure that the combined company will be able to realize the anticipated benefits of the Merger in the anticipated time frame or at all;

•	the combined company may be unable to realize anticipated cost synergies to the extent and within the time expected, and may incur additional costs in order to realize these cost synergies;

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the combined company will have a substantial amount of indebtedness outstanding following the Merger and may incur additional indebtedness in the future, which could restrict the combined company’s ability to pay dividends and fund working capital and planned capital expenditures;

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the composition of the combined company’s board of directors will be different than the composition of Caesars’ current board of directors, which may affect the strategy and operations of the combined company;

•	regulatory agencies may impose terms and conditions on approvals of the Merger that could adversely affect the projected financial results of the combined company;

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substantial costs will be incurred in connection with the Merger, including costs associated with integrating the businesses of Caesars and Eldorado and transaction expenses arising from the Merger, which could adversely affect the projected financial results of the combined company;

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following the Merger and the transactions contemplated by the Master Transaction Agreement, the combined company and its subsidiaries will be required to pay a significant portion of their cash flow from operations to third parties pursuant to leasing and related arrangements;

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the announcement or completion of the Merger may trigger change in control or other provisions in certain of Caesars’ and Eldorado’s commercial agreements, which could adversely affect the projected financial results of the combined company;

•	Caesars’ stockholders will have a reduced ownership and voting interest in the combined company and, as a result, will exercise less influence over management;

•	Caesars’ stockholders will have different rights under the combined company’s governing documents than they do currently under Caesars’ governing documents;

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the market price of the combined company’s common stock may be affected by factors different from those affecting Caesars Common Stock prior to the completion of the Merger, and may decline as a result of the Merger; and

•	business may suffer if the combined company does not succeed in attracting and retaining existing and additional personnel.
There can be no assurance that the risks described above, or other risks and challenges inherent in the combination of two businesses of the size, scope and complexity of Caesars and Eldorado, will not materialize. If any of those risks materialize, they may materially and adversely affect the combined company’s stock and/or bond prices, operating results, financial position and/or cash flows.
Caesars intends to file with the SEC a proxy statement and other relevant materials in connection with the Merger Agreement and the Merger. The proxy statement and other relevant materials (when they become available), and any other documents filed by Caesars or Eldorado with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov.
For a discussion of additional risk factors that could cause actual results to differ materially from those anticipated, please refer to our 2018 Annual Report.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds
None.

Item 3.	Defaults Upon Senior Securities
None.

Item 4.	Mine Safety Disclosures
Not applicable.

Item 5.	Other Information
With respect to the Merger, outstanding options and other equity awards issued under Caesars’ stock plans will be treated in the manner set forth in the Merger Agreement, as described in Note 1 — Organization and Basis of Presentation and Consolidation. If employees of Caesars (or any of its subsidiaries) are terminated within twenty-four months of the completion of the Merger by the surviving corporation without “cause” or by the employee for “good reason” (each, as defined below), then all outstanding equity awards that were assumed by the surviving corporation in the Merger will accelerate upon termination (subject to certain conditions, including signing a standard release of claims). Additionally, 2019 bonus payments will continue to be made in accordance with the current terms of the programs. If the completion of the Merger occurs prior to the regular 2019 bonus payment date, then payments will be made based on actual performance within thirty days thereof, subject to continued employment through the payment date. If an employee is terminated without “cause” or by the employee for “good reason” prior to the payment date, employees will receive a 2019 bonus based on target performance and pro-rated for the number of days such employee was employed during 2019 (subject to certain conditions, including signing of a standard release of claims).
For purposes of the above, “cause” and “good reason” have the meanings provided in an applicable employment agreement between the employee and Caesars (or its subsidiaries) if such an agreement exists and contains a definition of “cause” or “good reason,” as applicable, or, if no such agreement exists or such agreement does not contain a definition of “cause” or “good reason,” as applicable, then such term has the meaning provided in the Caesars Entertainment Corporation 2017 Performance Incentive Plan.

Item 6.	Exhibits
There have been no new exhibits requiring disclosure during the three months ended June 30, 2019.